Exhibit 99.1

BIGLARI HOLDINGS INC.
175 EAST HOUSTON STREET, SUITE 1300
SAN ANTONIO, TEXAS 78205
TELEPHONE (210) 344-3400
FAX (210) 344-3411

SARDAR BIGLARI, CHAIRMAN & CEO

November 14, 2011

Dear Fellow Stockholders:

I want to share with you our plans to improve Cracker Barrel for the benefit of all stockholders. The upcoming annual meeting of stockholders will be your first opportunity to vote for a director not tied to the Company's Board. I am running for just one board seat out of an eleven member board, and only with your support will I be able to join Cracker Barrel's Board of Directors. This proxy contest is about placing the largest owner on the Board — with about a 10% stake — to present creative ideas as well as to elevate expectations, performance, and disclosure, all in the pursuit of creating substantial and sustainable shareholder value. This letter is specifically intended to impart our principles, philosophy, and plans on how I seek to create value for all owners. In short, I am providing you information that I would want to know if our roles were reversed. I appreciate your reading this crucial letter in its entirety and then your supporting me by voting the Gold proxy. Your vote — and, in fact, every vote — matters. Assuredly, I want to earn every single vote.

Maximizing Per-Share Value.  The ideas I will advocate throughout this letter are centered on the long-term value of the business. I have made a commitment to own Cracker Barrel stock for the long term, and my allegiance therefore is to the long-term stockholders of Cracker Barrel. We begin with the fundamental premise that the value of a business is derived from its future cash flows. The intrinsic value of a business is calculated by discounting net cash flows at an appropriate interest rate. Thus, by maximizing the production of long-term cash flows and judiciously reallocating capital to earn high returns on invested capital, intrinsic value is maximized. Invariably, if per-share intrinsic value increases, the stock price will eventually follow suit. Here is the fundamental framework on which we base our ideas.

* * *

Cracker Barrel’s performance during Founder Danny Evins’ era was stellar. However, since Michael Woodhouse became Chairman and CEO, that is, ever since Mr. Evins was no longer involved with the Company, the underlying store-level operating performance has been deteriorating. Instead of restoring the formerly successful store-level performance, Mr. Woodhouse has spent over $600 million in capital over the past seven years while over the same time span operating profit declined!

Cracker Barrel Capital Allocation Record ($ in thousands)
	2005	2006	2007	2008	2009	2010	2011	2005 – 2011 Change
Revenues	$ 2,190,866	$ 2,219,475	$ 2,351,576	$ 2,384,521	$ 2,367,285	$ 2,404,515	$ 2,434,435	$ 243,569
Growth Per Year	–	1.3%	6.0%	1.4%	(0.7%)	1.6%	1.2%	–
Operating Income	$ 168,821	$ 161,796	$ 168,145	$ 150,775	$ 142,239	$ 164,668	$ 167,181	$ (1,640)
Growth Per Year	–	(4.2%)	3.9%	(10.3%)	(5.7%)	15.8%	1.5%	–
Capital Expenditures	$ 124,624	$ 89,715	$ 96,538	$ 88,027	$ 68,104	$ 70,132	$ 77,962
Cumulative Capital Expenditures (7 Year Period): $ 615,102
Source: As Reported in SEC Filings

Thus, the irony has been that capital expenditures, approved by the Board, have increased overall sales, but have failed to increase overall profit. It is a truism that sales growth is not tantamount to value growth. Therefore, the Company must stop spending capital for growth and start investing it for profit. After all, it is easy to spend money to open new units. The trick and triumph are to achieve unit profit both sufficient and sustainable without a diminution of performance in existing stores. Because of the deteriorating operating performance of Cracker Barrel, the Board should have rejected Mr. Woodhouse’s unsound decision to plow money into new openings; rather, the attention should have been directed to addressing the underlying problems. To the contrary, management has been running a much larger company with more stores in its domain, while denying shareholders the opportunity to earn higher returns through better execution.

The principal reason unit-level performance has been dismal is that unit-level customer traffic has been declining. Customer traffic is the performance metric that measures the number of patrons who walk through existing units that have been open at least eighteen months and thus excludes the impact of new openings. But to add customers through the addition of new units while simultaneously losing customers through existing units is a somber pathway towards value destruction. On this important measure, customer traffic has been consecutively negative in each of the past seven years.

Cracker Barrel Customer Traffic
	Q1	Q2	Q3	Q4	FY
2005	(0.9%)	(0.9%)	(1.4%)	(0.4%)	(0.9%)
2006	(4.2%)	(1.6%)	(3.3%)	(4.0%)	(3.2%)
2007	0.2%	(0.7%)	(1.4%)	(1.1%)	(0.7%)
2008	(1.1%)	(2.3%)	(3.3%)	(4.5%)	(2.9%)
2009	(6.5%)	(4.6%)	(3.7%)	(3.8%)	(4.6%)
2010	(1.4%)	(2.3%)	(1.6%)	0.1%	(1.2%)
2011	0.5%	(1.5%)	(2.6%)	(4.2%)	(2.0%)

Cumulative					(14.6%)
Source: As Reported in SEC Filings

Since Mr. Woodhouse became Chairman in 2004, he has overseen 25 out of 28 quarters of diminished customer traffic. There are currently about 960 customers, on average, that go through each unit per day, nearly 190 fewer than seven years ago. If management could have maintained traffic/per unit, then there would be an additional 40 million customer visits per year throughout the entire chain. With an average check per customer of $9.22, that is about $370 million of annual revenue left on the table. Thus, it is clear to us that driving customer traffic profitably to existing stores — and leveraging fixed restaurant-level costs — maximizes value more than any other concept.

For years Mr. Woodhouse has made increasing customer traffic a priority but has failed to attain that goal. In fact, he said in 2005, “[I]n this industry when traffic goes negative, all of the bottom line leverage goes against you as opposed to for you.” Because of his failure, we welcomed the recent appointment of a new CEO. However, that news arrived with a questionable move: the Board’s decision to retain Mr. Woodhouse as Executive Chairman in a role that he says centers his attention on “menu strategy,” an area in which we believe he has floundered.

To quantify the magnitude of mismanagement, here is the operating income on a per unit basis for the last seven years along with the fiscal 1998 year as a reference point:

Cracker Barrel Operating Income Per Store ($ in thousands)

	1998	2005	2006	2007	2008	2009	2010	2011
Operating Income	$164,909	$168,821	$161,796	$168,145	$150,775	$142,239	$164,668	$167,181
No. of Stores	357	529	543	562	577	588	593	603
Operating Income Per Store	$462	$319	$298	$299	$261	$242	$278	$277
Percentage Change		(31.0%)	(6.6%)	0.3%	(12.7%)	(7.3%)	14.9%	(0.4%)

Source: As Reported in SEC Filings Note: Percentage change in operating income per store for 2005 determined by reference to 1998.

In 1998 Founder Danny Evins was Chairman and CEO whereas Mr. Woodhouse was simply an officer of Cracker Barrel. After Mr. Woodhouse became both Chairman and CEO, the business fundamentals have decayed. Mr. Woodhouse in essence has produced the same level of profit with 603 stores that Mr. Evins did with 357 stores.  If Mr. Woodhouse could have simply returned the Company to the productive level achieved in fiscal 1998, there would be an additional $110 million in operating profit, and we estimate $1 billion added in market value or the doubling of the current stock price.

Strategy. Cracker Barrel has been in dire need of a turnaround for many years. Naturally, the serious problem that necessarily must be addressed and then repaired is the continuous degradation of unit-level performance. Therefore, improving Cracker Barrel’s core operations is the greatest lever by which the Company can maximize its value. To elevate store-level sales and profits requires the Board’s and management’s undivided attention. Our plan calls for a moratorium on the expansion of new stores. Clearly, shareholders would have been better off if the Board had rejected new openings so all of management’s focus would have homed in on existing units to avert the value destruction. In our view, opening new units when current ones are losing traffic is strategically flawed. Why continue to open new ones, when management cannot channel an increment in customer traffic through existing ones?

We believe the combination of a flawed strategy and poor execution has prevented Cracker Barrel’s enhancement of value. In fact, the recent comments by management reinforce our definitive position. On September 13, 2011, top leadership told shareholders on the Company’s most recent earnings conference call that customer traffic declined more than expected, registering a minus 4.2%. Moreover, management opined that we should anticipate that fiscal 2012 will sink to another year of decline in customer traffic. Concurrent with those announcements, shareholders were informed that the Company will spend approximately $50 million on opening new units. In our estimation, the Board and management are committing three sins: (1) expecting (not averting) an eighth consecutive year of decline in customer traffic, (2) fixating on opening new units instead of addressing the problems in existing ones, and (3) allocating $50 million of shareholder money when far more lucrative options exist on a risk-adjusted basis.

Boosting customer traffic profitably has been an area in which I have had extensive experience. For instance, in a company Biglari Holdings owns, Steak n Shake, I led the successful turnaround. Steak n Shake is a nearly 500 unit fast-food chain that primarily sells burgers and shakes. When we took over the chain in the summer of 2008 in the midst of the Great Recession, Steak n Shake was struggling through 13 consecutive quarters of declines in same-store sales and losses sank to around $100,000 per day. The first declaration I verbalized was that the company was no longer going to be in the excuse business, blaming external factors such as the economy, weather, etc.; rather, I set high expectations, and with a new sense of purpose we took Steak n Shake to greener pastures. Because of the commitment, dedication, and perseverance of my approximately 20,000 associates, we had one of the most significant turnarounds in the restaurant industry. I am presenting Steak n Shake’s numbers since we assumed control to demonstrate quite simply that even in the worst of economic times a company can be resuscitated to deliver robust results. There is absolutely no reason why Cracker Barrel, with its brand strength, cannot do better.

Customer Traffic
	Steak n Shake						Cracker Barrel
	Q1	Q2	Q3	Q4	FY		Q1	Q2	Q3	Q4	FY
2009	(0.9%)	7.8%	13.4%	20.0%	10.1%	2009	(6.5%)	(4.6%)	(3.7%)	(3.8%)	(4.6%)
2010	23.0%	7.4%	9.6%	8.6%	10.6%	2010	(1.4%)	(2.3%)	(1.6%)	0.1%	(1.2%)
2011	3.5%	5.2%	4.8%	5.4%	4.8%	2011	0.5%	(1.5%)	(2.6%)	(4.2%)	(2.0%)
Cumulative					27.6%	Cumulative					(7.6%)

Source: As Reported SEC Filings

By the end of the first year of the Steak n Shake turnaround, we reversed the losses and began to earn $100,000 per day. Shortly thereafter we received from Nations Restaurant News the coveted Golden Chain Award in 2010, an accolade annually given to only a few top chains. Incidentally, Danny Evins received the Award in 1993, a period in which the Company thrived, including during the recession of 1990-91. Now is the time for Cracker Barrel to once more win the Golden Chain Award.

A sine qua non for succeeding in any turnaround is for leadership to raise expectations. On September 13, 2011 Cracker Barrel’s Board and management had the opportunity to do exactly that by embarking on a new journey of high performance. Instead, what we shareholders heard was long on rhetoric — a list of activities the Company is undertaking — but short on expectations with a dubious punch line: Shareholders should brace for another year of decline in customer traffic. How can the Company turn around if the Board and management believe that it will not?

If management believes that the business is going to generate fewer customers, then that is exactly what management will get. Strong leadership knows that expectations cascade from the board level all the way down to the store level. It is imperative for top leadership to have a clear vision of aspirational expectations to attract top performers to join in on the mission. It’s in the Board’s and management’s control to effect the kind of creative, forward-looking change to implement and power the business forward regardless of the growth rate of the economy. Cracker Barrel leadership must stop condemning the economy, travel season, and gas prices for its results and start looking inward to understand why its core business has been fading.

While I believe Cracker Barrel’s best days can be in front of it, undoubtedly a requisite for its future is dynamic and dedicated leadership to transform the business. I am calling for new, divergent, enterprising thinking. Based on our history, we believe that much can be improved in product, menu, operations, marketing, and supply chain management. What I bring to the scene is an entrepreneurial, owner- and operations-centric approach.

To thrive through all economic seasons, Cracker Barrel must have an extremely strong value proposition that resonates with consumers. The Company must operate on a simple principle: great value for customers translates into great results for shareholders.

Furthermore, my perspective of Cracker Barrel differs from that of the current Board. I view Cracker Barrel as a brand that should ultimately be global. Cracker Barrel is one of the strongest brands, yet it has been an underutilized asset. I would advocate the exploration of ideas to maximize brand value through methods that do not consume significant cash in order to produce it, e.g., international franchising and licensing. The retail business of Cracker Barrel should not be restricted to its company-operated stores; rather, selected products could be distributed through other retailers. To reach more consumers in an effective, profitable way is to license Cracker Barrel products to third parties to generate retail royalties. The Cracker Barrel brand can reach more consumers through supermarkets, which most American households must frequent, whereas not all of them will enter a Cracker Barrel store in the coming year. Licensing will aid in making the brand ubiquitous and top of mind. We favor noncapital intensive strategies that leverage the Cracker Barrel brand to generate high-return, annuity-like cash flow.

Capital Allocation. When determining where to direct capital, management should evaluate all options and then place capital based on the highest return after compensating for relevant risks. In our view, the Board has not vetted and prioritized capital allocation alternatives, a mistake which has led to suboptimal decision-making. The Board erred in approving the current strategic plan to spend $50 million to open new units in fiscal 2012. The math is simple: The cost of a new unit including land, building, and preopening expenses is between $3.5 million to $4.7 million. Let’s think of the contrast between building a new unit and buying back an existing unit, effectively done via share repurchases.

You are an owner of the Company, meaning that you are a part owner of every one of the current 608 Cracker Barrel units. For instance, we own nearly 10% of the Company; thus, our economic stake is akin to owning 100% of 60 Cracker Barrel stores. And in a share repurchase, or buyback, a company buys shares from existing stockholders with remaining holders owning a larger proportionate stake in the company. A share repurchase is tantamount to the Company’s buying back existing units for the benefit of remaining shareholders.

Cracker Barrel’s current market value is about $1 billion and has an enterprise value (total market value of stock plus debt less cash) of around $1.5 billion. With 608 units, the market value per store is $1.6 million, and the enterprise value per store is $2.5 million. Even if we allow management the benefit of the doubt that a new unit will cost at the lower end of the investment range of $3.5 million yet produce sales/profits that are in line with existing units, their ability to purchase existing units at a valuation of $2.5 million is far superior on a return basis and is even higher after factoring in the execution risk of a new unit. Thus, why invest shareholders’ money on a new unit whose return is uncertain, when a certain return exists?

Needless to say, Cracker Barrel’s intrinsic value exceeds its market value, and with the value-enhancing initiatives we propose, we believe the price-to-value relationship would further improve. Therefore, in our judgment, the present is an opportune time to repurchase shares in order to reduce the number of Cracker Barrel shares outstanding. Placing $1 for an immediate $2 in present value is clearly safe and superior.

We are fully aware that the Company’s credit agreement prevents it from repurchasing more than $65 million of its stock. (It’s clear to us that the cap was agreed to because the Board did not actually intend to implement a true buyback program; rather, it falsely linked option dilution to share repurchases and thus limited the amount to $65 million consistent with prior year policies.) Because of the cap, impact of dilution, and management’s own statements, perhaps only around $30-40 million will be used to reduce shares outstanding. In other words, 3-4% of the shares outstanding would be reduced at current prices. A low 3% reduction in the Company’s shares even at a discount of 50% from intrinsic value would produce a mere 1.5% gain in per-share value. The prior self-imposed limitation should not result in an inferior capital allocation decision such as new store openings. As a board member, I would hasten to fix what I believe to be the Board’s mistake in agreeing to a low cap. I intend to discuss avenues which would improve the flexibility in the credit agreement to allow for greater share repurchases.

Cracker Barrel’s real estate is a source of great value. In my estimation, about two-thirds of the Company’s enterprise value rests in real estate, making Cracker Barrel more of a real estate company than a restaurant company, a retail company, or any other type of company. I plan to explore thoroughly all options and work with the Board to espouse more pathways to assist the Company to capitalize on current stock undervaluation with the objective of closing the gap between price and value as well as to augment that value.

Incidentally, the owned real estate has boosted operating income margin because of the absence of having to pay rent. Moreover, its operating income margin appears more favorable in relation to its peers because most restaurant companies lease rather than own their real estate. I believe that the Company’s operating income margin would be almost halved if Cracker Barrel leased all its properties, demonstrating how the core operations have underperformed because management has stumbled in its responsibilities.

Corporate Governance. In our view, the transition model of appointing the outgoing CEO as Executive Chairman to apprentice or season the incoming CEO makes sense only if the performance of the outgoing CEO has been laudatory. However, as we have demonstrated, Mr. Woodhouse has failed operationally yet the Board has now appointed him Executive Chairman. He remains in charge of important aspects of the business, including “menu strategy, brand reputation and issues management.” Any new CEO with a different sense of direction from the former CEO’s would be quite reluctant to debate openly about alterations in strategy while facing a predecessor who emotionally is committed to the past. We believe the Board’s decision is simply bad governance and bad business.

We think the lack of ownership of the Board has been a factor in the Company’s lack of accountability. No Board member has laid out any meaningful money to purchase Cracker Barrel stock as you or I have done.  To think and act like an owner, one should be an owner. The acid test is if you posit that Cracker Barrel were a private company, would you picture Mr. Woodhouse to continue in a leadership position after reviewing operating results during his tenure?

Compensation. We believe in excellent pay for excellent performance. But the Board has designed a flawed compensation system, one with a low bar for achievement. Cracker Barrel’s proxy statement reads, “For 2011, executive officers were eligible to receive a bonus of up to 200% of target (target being median reflected by our peer group) if operating income met or exceeded $90 million. Once eligibility was established, the Compensation Committee retained discretion to set bonus payments within the eligible range based upon such factors as the Committee, in its discretion, deemed appropriate.”

To put in context the absurdity of the $90 million bonus target, Cracker Barrel has not had operating income below $90 million in any year since 1994! Why would a Board set eligibility at a level unseen in nearly 20 years? Paying executives bonuses even if the current operating income declines by 45% not only is inappropriate but also sends the wrong message throughout the organization, particularly when the Company espouses in its proxy disclosures that “we have a strong ‘pay for performance’ philosophy.” Paying bonuses as shareholders suffer epitomizes a failed compensation program.

Furthermore, the Board’s pattern of disclosure on pay along with a lack of adherence to its own program is troubling. In 2008, the Board paid bonuses even though the target was not achieved; instead, shareholders were told the bonuses were paid for “morale and retention purposes.” Then, the bar was lowered in 2009 with no rationale provided. At the time the SEC raised the problem of the lack of disclosure on bonuses, specifically, concealing performance targets. The Company argued unsuccessfully to keep the information private on the basis that it was “highly confidential and competitively sensitive.” Then, in 2010 and 2011 the bar for bonus eligibility was set at an absurdly low level of $90 million of operating income. Now for fiscal 2012, the Company has once again failed to disclose the threshold for bonus eligibility. Needless to say, shareholders are not given a proxy that is clear and concise.

We believe the person most responsible for compensation programs is the Chairman of the Compensation Committee, Charles Jones. Unfortunately, Mr. Jones also happens to be a supplier to Cracker Barrel as he provides public relations services. The direct amount paid by the Company to Mr. Jones for public relations services may not be significant; but indirect and collateral benefits to Mr. Jones may be significant. For instance, he could leverage the Cracker Barrel account to gain other business accounts. It is not the amount of extra remuneration that gives us concern over Mr. Jones’ level of independence; rather, it is the combination of the relationship, his oversight of ill-defined, ill-designed, ill-disclosed compensation programs, and most important his evident failure to heed shareholders’ unease over his serving as Chair of the Compensation Committee. In the last two annual meetings, Mr. Jones received a withhold vote of 25.1% in 2010 and 26.3% in 2009, yet the Board has not taken corrective action to address shareholder concerns. Shareholders who reject directors in that magnitude should have had their voices heard. We plan to do the work the Board has left undone — by unseating Mr. Jones. By your voting our Gold proxy card, you are voting me in and Mr. Jones out.

Financial Transparency. I have written about Cracker Barrel’s failure to provide shareholders detailed data on both segments of the business — restaurant and retail — and I will refer you to my past writings. As an update since my last letter to you, the Company has begun for the first time to disclose gross margin data on the retail segment of the business, a move management previously had resisted, proving that our presence is assisting all shareholders. Lucidly, furnishing gross margin data is a step in the right direction. But they have not gone far enough. Cracker Barrel should take the high road to accounting disclosure to install basic, reasonable, non-competitive information so that owners can evaluate the business properly and accurately. For instance, Mr. Woodhouse stated in the 2010 annual report, “Retail sales accounted for almost 24 percent of total sales six years ago. In 2010 retail sales, as a percent of total sales, were 20.5 percent. We are striving and intend to achieve that higher level again.” To judge the value of his goal, one must ferret out the data to assess leadership’s effectiveness in managing and allocating resources. I would seek to work diligently to change the policies surrounding financial disclosure so shareholders would be treated the way they should be, as true partners in the business who are knowledgeable about the operations.

Shareholder Returns. Cracker Barrel’s stock price relative to the restaurant industry as measured by the S&P Restaurant Index has been negative on both near- and long-term bases. The Board’s record, led by Chairman Woodhouse, in our view, is dismal when considering the strength of the brand.

Relative Shareholder Returns
Total Shareholder Returns
	1-Year	3-Year	5-Year	7-Year	10-Year
Cracker Barrel	(19.8%)	63.6%	10.6%	27.3%	111.9%
S&P Restaurant Index	22.9%	70.3%	103.4%	202.7%	333.6%

Note: All share prices used to calculate Total Shareholders Returns are as of September 30, 2011.
Source: Standard and Poor’s and Research Data Group, Inc.; Copyright© 2011 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

An undermanaged, underperforming business will typically be undervalued. Cracker Barrel is no exception. We believe the stock of Cracker Barrel is significantly undervalued largely as an offshoot of a combination of strategic, operational, cultural, and governance blunders. The brand has tremendous value as demonstrated by the Company’s historical performance to generate prodigious cash inflows. However, in our view, value has not been maximized because the Board has failed to hold management accountable, failed to grow customer traffic for seven straight years, failed to maintain or grow per unit profit over the same period, failed to allocate capital efficiently, and failed to capitalize on the full potential of the brand. The right leadership in the boardroom along with the right management team could dispel the problems and unlock the inherent value in the brand.

Improving unit-level performance, generating free cash flow, optimizing real estate strategy, repurchasing shares, adding new revenue sources, paying-for-performance, bettering financial transparency, constructing  a more accountable governance board — these and other enhancements we have in mind to inject verve into and to augment the value of the Company. My objective is to obtain representation on the Board and to explore all avenues to elevate the utmost value for the benefit of all shareholders. However, with the present Board, it is our view that the stock will languish. The time to act is now, with a sense of urgency in pursuit of substantial value creation.

Investment Record. I have been a moneymaker for my shareholders at Biglari Holdings, for my partners at The Lion Fund, L.P., and for the shareholders of many of the companies I have influenced. I am providing more background for your knowledge of my investment returns on companies that I have affected in varying degrees, each requiring a different approach, but all are now closed positions (or soon to be with Penn Millers Holding Corp.). In each case value was unlocked for the benefit of all stockholders.

Investment Record
Company	Approx. Holding Period (Yr.)	Total Return

Western Sizzlin Corp. ………………………......	3.5	101.0%
Friendly Ice Cream Corp… ………………….....	1.0	77.4%
Fremont Michigan InsuraCorp, Inc. …………..	2.0	77.0%
Penn Millers Holding Corp. …………………....	0.5	39.3%

While I cannot guarantee your performance in the stock of Cracker Barrel, I can assure you that if I am elected I will do my utter best to protect your investment with firm determination to persuade the other Board members to take value-enhancing actions. This proxy contest is about my gaining one board seat out of eleven to share ideas in order to advance the value for all shareholders; it is not about control. Naturally, I would seek additional board seats if the members stonewall ideas or take actions that are counter to shareholder interests. But my hope is that once the proxy fight concludes, the Board will work productively for the benefit of all stockholders.  Rest assured, while my plan is to work cooperatively with the other directors, I will never forget that I work for you, the true owners of Cracker Barrel.

* * *

I hope to see you at the annual meeting, a gathering for shareholders to learn more about the Company. Annual meetings represent another window into the culture of the organization shaped by top leadership. Unfortunately, even on this mark, the Board sends the wrong message: Cracker Barrel has chosen to hold its upcoming meeting during Christmas week on December 20, 2011. While we will attend the meeting regardless of date or time, it is not the way shareholders should be treated. It is time to change the ethos of the Company to one that cares about shareholders and respects their money and their time.

We encourage you to share your views with us through our website at www.enhancecrackerbarrel.com, which we have created to communicate with you on important and pertinent matters regarding Cracker Barrel.

In the final analysis, Cracker Barrel is an A+ brand that has failed to achieve an A+ performance. In my judgment, the only reason it has not risen to stellar performance stems from failed leadership. We are not alone in being disenchanted with the performance of the Company; other shareholders have expressed to us a similar degree of disappointment. I would not be spending my time and energy if I did not think Cracker Barrel would have far higher potential with a change in the boardroom.

I look forward to serving as a steward of your capital.

Sincerely,

/s/ Sardar Biglari

Sardar Biglari

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